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Exhibit 11
LANVISION SYSTEMS, INC.

COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                                                                Three Months Ended
                                                                    October 31,
                                                        ----------------------------------

                                                            1999                   1998
                                                        ------------           -----------

Net (loss)                                                $ (494,142)          $(2,110,892)
                                                        ============           ===========
Average shares outstanding                                 8,836,165             8,814,520
Stock options:
 Total options                                                    --                    --
 Assumed treasury stock buyback                                   --                    --
Warrants assumed converted                                        --                    --
Convertible redeemable preferred
 stock assumed converted                                          --                    --
                                                        ============           ===========
Number of shares used in per
  common share computation                                 8,836,165             8,814,520
                                                        ============           ===========

Basic net (loss) per share of common stock                 $   (0.06)          $     (0.24)
                                                        ============           ===========
Diluted net (loss) per share of common stock               $   (0.06)          $     (0.24)
                                                        ============           ===========


                                                                  Nine Months Ended
                                                                     October 31,
                                                        -----------------------------------
                                                            1999                    1998
                                                        ------------            -----------
Net (loss)                                               $(3,633,201)            (8,157,980)
                                                        ============            ===========
Average shares outstanding                                 8,823,356              8,809,856
Stock options:
 Total options                                                    --                     --
 Assumed treasury stock buyback                                   --                     --
Warrants assumed converted                                        --                     --
Convertible redeemable preferred
 stock assumed converted                                          --                     --
                                                        ============            ===========
Number of shares used in per
  common share computation                                 8,823,356              8,809,856
                                                        ============            ===========

Basic net (loss) per share of common stock               $      (.41)           $     (0.93)
                                                        ============            ===========
Diluted net (loss) per share of common stock             $      (.41)           $     (0.93)
                                                        ============            ===========

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